Exhibit 5.1

Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

October 13, 2009

El Pollo Loco, Inc.
3535 Harbor Boulevard, Suite 100
Costa Mesa, California 92626

Re:	El Pollo Loco, Inc. and EPL Intermediate, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to El Pollo Loco, Inc., a Delaware corporation (the "Company"), in connection with the public offering of $132,500,000 aggregate principal amount of the Company's 11¾% Senior Secured Notes due 2012 (the "Exchange Notes").  The Indenture, dated as of May 22, 2009 (the "Indenture"), by and among the Company, the Parent Guarantor (as defined below) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the "Trustee"), provides for the guarantee of the Exchange Notes by EPL Intermediate, Inc., a Delaware corporation (the "Parent Guarantor"), to the extent set forth in the Indenture (the "Parent Guarantee").  The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 11¾% Senior Secured Notes due 2012 of the Company (the "Original Notes") under the Indenture, as contemplated by the Registration Rights Agreement, dated as of May 22, 2009 (the "Registration Rights Agreement"), by and among the Company, the Parent Guarantor and Jefferies & Company, Inc., as the initial purchaser of the Original Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)
the Registration Statement on Form S-4 relating to the Exchange Notes and the Parent Guarantee filed by the Company and the Parent Guarantor with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement");

(ii)	an executed copy of the Registration Rights Agreement;

El Pollo Loco, Inc.
October 13, 2009

(iii)	an executed copy of the Indenture;

(iv)	the Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware;

(v)	the Certificate of Incorporation of the Parent Guarantor, as certified by the Secretary of State of the State of Delaware;

(vi)	the Bylaws of the Company, as certified by Jerry L. Lovejoy, Secretary of the Company;

(vii)	the Amended and Restated Bylaws of the Parent Guarantor, as certified by Jerry L. Lovejoy, Secretary of the Parent Guarantor;

(viii)
resolutions of the Board of Directors of the Company, adopted May 13, 2009, and resolutions of the Pricing Committee thereof, adopted May 14, 2009, relating to the Exchange Offer, the issuance of the Original Notes and the Exchange Notes, the Indenture and related matters, as certified by Jerry L. Lovejoy, Secretary of the Company;

(ix)
resolutions of the Board of Directors of the Parent Guarantor, adopted May 13, 2009, relating to the Exchange Offer, the Indenture, the Parent Guarantee and related matters, as certified by Jerry L. Lovejoy, Secretary of the Parent Guarantor;

(x)	the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement;

(xi)	the form of the Exchange Notes; and

(xii)	the form of the Parent Guarantee, included as an exhibit to the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Parent Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Parent Guarantor and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company and the Parent Guarantor, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Parent Guarantor and others.

El Pollo Loco, Inc.
October 13, 2009

Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of New York which, in our experience, are normally applicable to transactions of the type governed or contemplated by the Exchange Offer, the Indenture and the Exchange Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law").  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended, has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes and the Parent Guarantee will constitute valid and binding obligations of the Company and the Parent Guarantor, respectively, enforceable against the Company and the Parent Guarantor, respectively, in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP